Exhibit 3.2

CERTIFICATE OF CORRECTION OF
CERTIFICATE OF DESIGNATION
OF
MOBILE MINI, INC.

Mobile Mini, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify:

1. The name of the Corporation is Mobile Mini, Inc.

2. The Certificate of Designation of the Corporation was filed with the Secretary of State of the State of Delaware on June 26, 2008 (the “Certificate”), and the Certificate requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law.

3. The inaccuracy or defect of the Certificate to be corrected hereby is that the Certificate contains inaccurate references relating to the corporate action through which the Certificate was adopted under the General Corporation Law.

4. The Certificate is hereby corrected as follows:

a. The heading of the Certificate shall be corrected such that the words “Certificate of Designation of Mobile Mini, Inc. Pursuant to Section 151 of the General Corporation Law of the State of Delaware” shall be deleted in their entirety and replaced with the words “Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Mobile Mini, Inc.”

b. The first three full paragraphs of the Certificate (which, for the avoidance of doubt, shall include the paragraph that immediately follows the phrase “SERIES A CONVERTIBLE REDEEMABLE PARTICIPATING PREFERRED STOCK”, the succeeding paragraph beginning with the word “WHEREAS” and the succeeding paragraph beginning with the word “RESOLVED”) shall be deleted in their entirety and shall be replaced with the following two paragraphs:

(i) “FIRST: The Amended and Restated Certificate of Incorporation of Mobile Mini, Inc. (the “Corporation”), as heretofore amended (the “Amended and Restated Certificate of Incorporation”) is amended by this Certificate of Amendment (the “Certificate of Amendment”) to create a series of Preferred Stock, par value $.01 per share (the “Preferred Stock”), consisting of 8,555,556 shares, which series shall have the following powers, designations, preferences and relative, participating, optional and other special rights, and the following qualifications, limitations and restrictions.”

(ii) “SECOND: This Certificate of Amendment was duly adopted by the Board of Directors of the Corporation (the “Board”) and by the stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.”

c. Section 14(a) of the Certificate shall be corrected as follows:

(i) The phrase “Board” shall have the meaning set forth in the preamble” where it appears in such section shall be replaced with the phrase “Board” shall have the meaning set forth in the recitals.”

(ii) The phrase “Certificate of Designation” shall have the meaning set forth in the recitals” where it appears in such section shall be replaced with the phrase “Certificate of Amendment” shall have the meaning set forth in the recitals” and each reference thereto in the Certificate shall be corrected accordingly.

(iii) The phrase “Corporation” shall have the meaning set forth in the preamble” where it appears in such section shall be replaced with the phrase “Corporation” shall have the meaning set forth in the recitals.”

5. All other provisions of the Certificate remain unchanged.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed on this 19th day of April, 2010.

Mobile Mini, Inc.

By: /s/ Steven G. Bunger
Name: Steven G. Bunger
Title: President & Chief Executive Officer